Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

Bain Capital Private Credit

c/o SS&C Technologies Inc.

PO Box 219686

Kansas City, MO 64121-9686

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Bain Capital Private Credit (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by SS&C Technologies Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of the applicable valuation date less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at 1-833-260-3566.

Sincerely,Bain Capital Private Credit